Exhibit 99.1
FOR IMMEDIATE RELEASE

HC2 Submits Second Letter to The Andersons, Inc. Regarding Potential Acquisition

Reiterates Offer to Acquire The Andersons, Inc. for $37 Per Share in Cash;
Open to Increasing Bid after Formal Engagement

Raises Alternative Proposal to $1.15 billion
for Rail, Grain and Ethanol Businesses; Adds Second Strategic Partner

Proposal Offers Significant Value for All The Andersons’ Shareholders

New York, June 2, 2016 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC), a diversified holding company, announced today that it has sent a second letter to Michael J. Anderson, Chairman of the Board of Directors of The Andersons, Inc. (NASDAQ: ANDE) (“The Andersons”), reiterating both its offer to acquire The Andersons for $37 per share in cash or a total purchase price of $1.043 billion, plus the assumption of $402 million in debt as of March 31, 2016, and its willingness to increase its bid, if appropriate, after formal engagement.

HC2 also adjusted its Alternative Proposal to include the Ethanol assets and, as such, raised the Alternative Proposal to $1.15 billion for the Rail, Grain and Ethanol businesses, collectively.

“As we’ve said, we do not believe operating a disparate set of assets is the appropriate path to success for The Andersons,” said Philip Falcone, HC2’s Chairman, Chief Executive Officer and President. “We continue to believe that HC2’s proposals offer the shareholders, employees and customers of The Andersons a better future than that outlined by the current management. As such, we strongly urge the Company’s management and Board of Directors to engage with us and undertake an exploration of strategic alternatives to maximize shareholder value.”

The full text of the letter sent to Mr. Anderson is as follows:

June 2, 2016

Via Email and FEDEX

Michael J. Anderson
Chairman of the Board of Directors
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
cc: Board of Directors
Dear Mr. Anderson:

On May 17, 2016, HC2 Holdings, Inc. ("HC2", "we", or "our") went public with its non-binding indication of interest for an all cash purchase of the outstanding shares of The Andersons, Inc. ("ANDE", or the "Company") at a price of $37.00 per share (the "Proposal"), as well as a second option to acquire the rail and grain units and provide a backstop for the balance of the assets (the “Alternative Proposal,” and, together with the Proposal, the “Proposals”). Both the Proposal and the Alternative Proposal remain open and cover the entire Company. The Proposal for the acquisition represented a premium of approximately 43% over ANDE's closing price on the day it was made public.

Unfortunately, despite months of repeated attempts to engage constructively to discuss our Proposal, your response to our Proposals has been a continuation of your pattern to neither provide any meaningful feedback nor show any willingness to engage with us.  Instead, in less than twenty-four hours after receiving our Proposals, you summarily dismissed them as “opportunistic,” “not credible,” and “highly conditional”.
On Tuesday, May 31st, ANDE released its June 2016 Investor Presentation, which appears to be merely a thinly-veiled response to our Proposals with the same tired pitch about how the Company now plans to reduce costs and bring in new leadership with fresh perspectives, and how the portfolio of companies are somehow complementary. Although you assert that our Proposals are opportunistic (the offer to purchase the Company has been pending since January 2016), you overlook the fact that ANDE’s stock price has been consistently below $37 dollars for all but two of the past eight years. Simply stated, the Company’s issues are not solely related to a temporary cyclical downturn.
Contrary to your assertions, the financing of our Proposals is not “highly contingent,” which you would have discovered had you not refused for five months to execute a reasonable non-disclosure agreement to obtain proper information. You also fail to mention the support we have from reputable firms like Cerberus and our advisors, Jefferies and Credit Suisse, as well as our strategic partner. Our Proposals contain far greater assurances of financing than most acquisition proposals at this stage of negotiations and, like virtually all proposals made at this stage, are subject only to standard due diligence prior to drafting a definitive purchase agreement. Finally, your irrelevant personal attacks are an obvious concession that you cannot reject our Proposals on their merits.
After disclosing our Proposals to acquire ANDE, we have heard from numerous shareholders of the Company, all of which are in agreement with the common theme that maintaining the status quo at ANDE is simply not an option and that attempting to operate a disparate set of assets is not the appropriate path to success. Our Proposals are an opportunity for all holders to benefit immediately and not have to wait and take the risk of a five-year turnaround that may never materialize. With the Company’s stock up over 40% since our announcement, it would appear ANDE’s shareholders are in favor of such a transaction and consequently believe, as we do, that the best course of action for the Company is to engage with us and undertake an exploration of strategic alternatives to maximize shareholder value, whether as a sale of the Company as a whole and or via an auction of its disparate businesses.
What is most disappointing and alarming, however, is your complete dismissal of our Alternative Proposal to buy the Grain and Rail groups and your failure to entertain our willingness to be a stalking horse bidder in an auction process for the remaining set of assets while knowing full well who our strategic partner is and stating that there is “no evidence of equity.” We assume you are well aware of your duties as fiduciaries, so we remain mystified by how you satisfied your duties when claiming to have reviewed our Proposal, including our $950 million Alternative Proposal, all between the night of May 17th and 8 a.m. on May 18th. Nonetheless, we reiterate that our Alternative Proposal still stands and will now be adjusted to include the interest in the Ethanol assets by yet another strategic partner and, as such, our Alternative Proposal is raised to $1.15 billion for the Rail, Grain and Ethanol businesses. Hence, you should make no mistake about our sincere desire and ability to own ANDE, and, if necessary, and as mentioned in our Proposals, our willingness to participate in a competitive process to buy the Company and/or its businesses.
We continue to believe that HC2 offers ANDE’s shareholders, employees and customers a better future than the current management has offered, and we strongly urge you and the Board of Directors to listen to your shareholders and reconsider your uncooperative approach. We fail to see how you believe it is in your shareholders’ best interests to not immediately engage with us to explore our Proposals.  We are prepared to enter into meaningful discussions regarding our Proposals and to devote all necessary resources to evaluate and complete a negotiated transaction.  As we have repeatedly stated since first contacting you in January, if we are permitted appropriate access to conduct due diligence, we may well determine to increase the value of our Proposals.
Although we believe it would be in everyone's best interest to engage privately and constructively to explore a potential transaction, we must, however, reserve all of our rights to take any action we deem necessary in furtherance of our Proposals. We hope you will reconsider your current stance, and we stand ready to meet at your convenience to discuss next steps.
We look forward to hearing from you.
Sincerely,
Philip A. Falcone
Chairman, President and Chief Executive Officer
cc: Paul L. Robinson, CLO

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE MKT:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Manufacturing, Marine Services, Utilities, Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include Schuff International, Inc., a leading structural steel fabricator and erector in the United States, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in Herndon, Virginia.
Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include without limitation statements regarding our expectation regarding building shareholder value.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries to identify any suitable future acquisition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries of HC2. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that HC2 has made for a business combination transaction with The Andersons. No tender offer for the shares of The Andersons has commenced at this time. In furtherance of this proposal and subject to future developments, HC2 (and, if a negotiated transaction is agreed, The Andersons) may file one or more proxy statements, tender offer documents or other documents with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, tender offer document or other document HC2 and/or The Andersons may file with the SEC in connection with the proposed transaction.
INVESTORS AND SECURITY HOLDERS OF THE ANDERSONS ARE URGED TO READ THE PROXY STATEMENTS, TENDER OFFER DOCUMENTS OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of The Andersons. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder. However, HC2 and/or The Andersons and their respective directors, executive officers and other employees may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction. You can find information about HC2’s directors and executive officers in HC2’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 21, 2016, and HC2’s annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 15, 2016. You can find information about The Andersons’ directors and executive officers in The Andersons’ definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 16, 2016, and The Andersons’ annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 29, 2016. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.
For information on HC2 Holdings, Inc., please contact:
Andrew G. Backman
Managing Director - Investor Relations & Public Relations
abackman@hc2.com
212-339-5836